Exhibit 10.5

October 26, 2004

Mr. Chad C. Deaton
13914 I.O. Court
Willis, Texas 77318

Dear Chad:

On October 25, 2004, Baker Hughes Incorporated (the “Company”) awarded you 80,000 restricted shares of the Common Stock of the Company, subject to the restrictions, terms and conditions described in your Employment Agreement. A certificate representing the 80,000 shares will be issued in your name and held in the Company’s possession for safekeeping until they vest in accordance with the restrictions, terms and conditions contained in the resolutions, at which time the Company will deliver the shares to you.

Pending vesting of the restricted shares, you will earn dividends paid with respect to the shares.

Sincerely yours,

/s/ H. John Riley, Jr.
H. John Riley, Jr.
Chairman, Compensation Committee
of the Board of Directors of
Baker Hughes Incorporated